Exhibit 10.32

CONSENT AND ACKNOWLEDGEMENT OF PAYMENT DIRECTION

November 20, 2012

Genentech, Inc.

1 DNA Way

South San Francisco, CA 94080

Attn: Global Head, Alliance and Asset Management

Fax No.: (650) 467-3294

Re:	Collaborative Research, Development and License Agreement: Consent and Payment Direction

Ladies and Gentlemen:

As we have discussed, Curis, Inc., a Delaware corporation (“Curis”), is in the process of discussing, under confidentiality agreements, a potential provision of debt financing (the “Transaction”) to Curis by Biopharma Secured Debt Fund II Sub, S. à r. 1., a Luxembourg limited liability company or affiliates thereof (the “Investor”), where the debt would be secured by Curis’ rights to receive certain payments under that certain Collaborative Research, Development and License Agreement, dated as of June 11, 2003, by and between Curis and Genentech, Inc. (“Genentech”), as amended as of December 10, 2004, April 11, 2005, May 8, 2006 and again as of April 26, 2012 (the “License Agreement”). In connection with the Transaction, by this letter agreement (“Letter Agreement”), Curis is seeking Genentech’s consent under Section 16.8 of the License Agreement to the assignment of certain rights to receive payments described in the License Agreement and pledge of such rights, as well as the disclosure of certain Confidential Information under the License Agreement, each as more fully described herein. Defined terms used but not defined herein shall have the meanings ascribed to them in the License Agreement.

Consent to Assignment of and Pledge of Certain Rights Under the License Agreement

By its acknowledgement and agreement below, Genentech hereby consents to: (i) the sale, conveyance, transfer and assignment by Curis to Curis Royalty LLC, a wholly-owned, newly-established subsidiary of Curis (the “Borrower”) of all of Curis’ right, title and interest in and to: (a) the royalty payments specified in Section 8.5 of the License Agreement (including late payments thereof, if any); (b) any amounts payable under Section 9.4 of the License Agreement with respect to the underpayment of any such royalties payable under Section 8.5 of the License Agreement (excluding the out-of-pocket costs of the auditing party in connection with any such audit that are payable by Genentech, if any); (c) any indemnity payments payable under Section 14.1(b) of the License Agreement with respect to Losses (as defined in the License Agreement) suffered by the Borrower with respect to amounts payable under Sections 8.5, 9.3 or 9.4 of the License Agreement; and (d) any interest payable under Section 9.3 of the License Agreement with respect to the late payment of any such royalties, underpayments, indemnity payments or interest thereon (collectively, the “Subject Payments”); (ii) the pledge by the Borrower to the Investor of such existing rights to receive the Subject Payments as security for the debt issued by the Borrower to the Investor, pursuant to the terms of the Transaction (including, for the avoidance of doubt, the actions taken by the Investor to perfect a first priority security interest in favor of the Investor in all such rights); and (iii) the potential transfer of such existing rights to the Investor as the pledgee or potential successor-in-interest of such rights, pursuant to the terms of the Transaction, solely in connection with the exercise by the Investor of its rights and remedies upon an Event of Default (as defined in that certain Credit Agreement executed by Curis, the Borrower and the Investor in furtherance of the Transaction).

Genentech gives the foregoing consents, provided that, absent further written consent by Genentech, which shall not be unreasonably withheld, conditioned or delayed, (i) the Borrower shall not further sell, convey, transfer or assign the right, title and interest in and to the Subject Payments and (ii) the Investor shall not further pledge or transfer such rights to receive the Subject Payments; provided, however, that the Investor may further transfer such rights, solely in connection with the exercise by the Investor of its rights and remedies upon an Event of Default, to a transferee that has entered into a confidentiality agreement with Genentech, in form and substance reasonably acceptable to Genentech (provided that such confidentiality agreement shall be on terms substantially similar to the provisions of the following section of this Letter Agreement (Consent to Disclosure of Certain Confidential Information)), and that, in such confidentiality agreement, such transferee represents and warrants that it (x) does not conduct scientific research or engage in development activities with respect to diagnostic or therapeutic products in the biotechnology or pharmaceutical industries; (y) does not manufacture, promote, market, distribute or sell any diagnostic or therapeutic products in the biotechnology or pharmaceutical industries; and (z) does not control, is not controlled by and is not under common control with any person or entity that conducts any of the activities in the foregoing clauses (x) and (y). In the event Genentech’s further written consent(s) is required and granted hereunder, the rights of any third party to receive any Confidential Information of Genentech shall be subject to the provisions of the following section of this Letter Agreement (Consent to Disclosure of Certain Confidential Information), as applicable to the Borrower and the Investor (as the case may be) mutatis mutandis.

Consent to Disclosure of Certain Confidential Information

In connection with Curis’ current rights to receive payments specified in the License Agreement (including the Subject Payments), Curis has received and is entitled to receive in the future certain information regarding Products as specified in the License Agreement, including worldwide Net Sales of Lead Products and royalty payment reductions applicable to Lead Products (if any), which may constitute Confidential Information of Genentech. In connection with, and solely for purposes of, the sale, conveyance, transfer and assignment by Curis to the Borrower of all of Curis’ right, title and interest in and to the Subject Payments, Curis requests Genentech’s consent to Curis’ disclosure to the Borrower of all reports, accountings, statements, data, certificates, documents and other Confidential Information of Genentech required or contemplated by, or otherwise delivered pursuant to Sections 9.1, 9.3 and 9.4 of the License Agreement. In addition, the Borrower (or Curis on the Borrower’s behalf) proposes to disclose such Confidential Information to the Investor and a bank or similar entity serving as an escrow agent with respect to the debt issued in the Transaction (an “Escrow Agent”), in each case to be made without further consent of or notice to Genentech, with any such disclosure of Confidential Information occurring solely to the extent a Transaction is consummated and during the term of such Transaction (such disclosures, the “Disclosures”).

Under the foregoing premises, and by its acknowledgement and agreement below, Genentech hereby consents to the Disclosures; provided that (a) any Confidential Information of Genentech disclosed to the Borrower, or to the Investor or the Escrow Agent pursuant to the Disclosures, is subject to written confidentiality agreements at least as strict as those binding upon Curis in Section 12 of the License Agreement with respect to such Confidential Information; (b) the Investor and any Escrow Agent are permitted to use such Confidential Information solely for purposes of considering the Transaction and, if the Transaction is consummated, for purposes of fulfilling their obligations and exercising their rights arising from the Transaction; and (c) the Investor and any Escrow Agent are prohibited from disclosing such Confidential Information to any third party except to their employees, consultants, agents and representatives who need to know such Confidential Information in connection with the Transaction and who are bound by written confidentiality agreements at least as strict as those binding upon Curis in Section 12 of the License Agreement with respect to such Confidential Information.

Payment Direction

We are hereby requesting that Genentech acknowledge and agree, by execution below of this Letter Agreement, commencing after Genentech receives written notice from Curis that the Transaction has been executed, to pay any and all Subject Payments directly to the Escrow Agent specified in such notice, by deposit to the account specified in such notice. Genentech shall make the Subject Payments in accordance with the foregoing unless and until otherwise directed by a written notice from the Escrow Agent or by a joint written notice from the Borrower and the Investor. Any notices to Genentech under this paragraph will be effective five (5) business days after receipt by Genentech and shall be sent in accordance with Section 16.1 of the License Agreement; provided, however, the copy of any such notice shall be sent to the attention of the Global Head, Alliance and Asset Management (in lieu of a copy to the Vice President, Business Development).

The Subject Payments and this payment direction expressly exclude (a) any amounts payable to Curis under Sections 8.4 and 8.7 of the License Agreement; (b) any interest payable with respect to late payments under Section 9.3 of the License Agreement solely with respect to amounts payable under Sections 8.4 and 8.7 of the License Agreement; (c) any amounts payable under Section 9.4 of the License Agreement solely with respect to amounts payable under Sections 8.4 and 8.7 of the License Agreement; and (d) any indemnity payments payable under Section 14.1(b) of the License Agreement solely with respect to Losses suffered by Curis with respect to amounts payable under Sections 8.4 and 8.7 of the License Agreement, each of which shall continue to be paid directly to Curis.

Miscellaneous

Except as specifically amended or supplemented by this Letter Agreement, the terms and conditions of the License Agreement and any other agreements governing the use and disclosure of any Confidential Information shall remain unchanged and in full force and effect. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

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If the foregoing is acceptable to you, please sign and date this Letter Agreement in the space provided below.

Sincerely,

CURIS ROYALTY LLC:

By:	Curis, Inc., its managing member

By:
	Name:	Daniel R. Passeri
	Title:	President & CEO

CURIS, INC.:

By:
	Name:	Daniel R. Passeri
	Title:	President & CEO

Agreed to and accepted as of the date first set forth above:

GENENTECH, INC.

By:
Name:	STEVE KROGNES
Title:	CFO

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